Exhibit 10.40

April 15, 2016

Dean Tozer

2100 Elderton Court

Brentwood, TN 37027

Dear Dean:

As we have discussed, your last day of work with Nuo Therapeutics, Inc. (“Nuo Therapeutics” or the “Company”) was January 8, 2016. This letter agreement (“Agreement”) sets forth the terms of your separation from the Company. As this is a legal document, you are advised to consult with an attorney before signing it.

1.          Separation Date. The effective date of your separation from Nuo Therapeutics was February 7, 2016 (“Separation Date”).

2.          Allowed Claim. In exchange for your agreeing to and complying with the terms of this Agreement (including the general release it contains) and in settlement of all issues and disputes between you and the Company, the Company hereby grants to you, and you shall be deemed to receive, in that certain bankruptcy proceeding pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which is being administered under the caption In re: Nuo Therapeutics, Inc., Case No. 16-10192 (MFW) (the “Bankruptcy Case”), an allowed general unsecured claim in the aggregate amount of $182,500 (the “Allowed Claim”) and such Allowed Claim is not subject to offset, recoupment or reduction, and shall be treated as an Allowed Class 4 Claim in accordance with the terms of the Company’s First Amended Plan of Reorganization of the Debtor, which was filed in the Bankruptcy Case at Docket No. 247, and as same may be amended, modified, or supplemented, from time to time. In the event that there are not sufficient funds to pay the claim in full, $12,475.00 shall be treated as a priority claim under 11 U.S.C. § 507(a)(4).

3.          Benefits Continuation. Your medical, dental, and vision benefits ceased on January 31, 2016, subject to your right to elect COBRA. All other benefits incident to your employment ceased as of January 31, 2016. You received notice of your COBRA rights by separate letter.

4.          Indemnification and Potential Consulting. Consistent with the Company’s bylaws, the Company will continue to indemnify you with respect to any actions taken or omissions made by you serving as an officer or director of the Company. In the Bankruptcy Case, the Company will seek to extinguish any potential derivative claims against you to the same extent as such claims are extinguished against active officers and directors of the Company. The Company and you hereby ratify and confirm that they entered into an Indemnification Agreement dated November 11, 2014 and that in the event that there is any conflict between the indemnification provisions in this paragraph and said Indemnification Agreement, the Indemnification Agreement shall govern. Notwithstanding the foregoing, said Indemnification Agreement will not be assumed or assumed and assigned under the Plan and therefore, will be deemed rejected in accordance with Section 8.2 of the Plan and any claim arising from such rejection shall receive treatment under the Plan as a Class 4 General Unsecured Claim.

Dean Tozer

April 15, 2016

5.          Acknowledgement of Equity. The Company and you recognize and acknowledge that you own 890,200 vested options under the Company’s stock option plan. You further acknowledge that the foregoing 890,200 vested options are subject to cancellation and discharge under the terms of the Plan.

6.          Acknowledgement of Receipt of all Remuneration and Settlement of Issues and Disputes. Except as set forth in paragraphs 1 through 5 above, you agree and acknowledge that (i) you are not entitled to receive any payments, commissions, bonuses, severance, benefits, equity, options, or other remuneration of any kind and (ii) you have received the Allowed Claim in settlement of all issues and disputes between you and the Company.

7.          General Release. In exchange for the payment and other agreements of Company provided pursuant to this Agreement, you, on behalf of yourself and your heirs, executors, administrators and assigns, hereby irrevocably, fully, and unconditionally release and forever discharge jointly and severally Nuo Therapeutics and any and all of its current and former direct and indirect affiliates, divisions, partners, its employment benefit plans and trustees, fiduciaries and administrators of these plans and any of the foregoing parties’ present or past employees, officers, directors, stockholders, members, joint ventures, agents and contractors and each of their predecessors, successors and assigns (collectively “Released Parties”), from all actions, claims, obligations, liabilities, demands and causes of action, known or unknown, fixed or contingent, in law or equity, which you ever had or now have for, upon or by reason of any matter, cause or thing occurring up to and including the date you sign this Agreement, including, but not limited to any claim under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Credit Reporting Act (“FCRA”), the Family and Medical Leave Act (“FMLA”), the Occupational Safety and Health Act of 1970 (“OSHA”), the Rehabilitation Act of 1973, the Sarbanes Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Workers Adjustment and Retraining Notification Act (“WARN”), the District of Columbia False Claims Act, the District of Columbia Family and Medical Leave Act, the District of Columbia Human Rights Act, the Maryland Equal Pay Law, the Maryland Fair Employment Practices Act, the Maryland Parental Leave Law, the Tennessee Disability Act, the Tennessee Human Rights Act, the Tennessee Whistleblower Law, and any and all federal, state and local laws, rules, regulations or common law relating to discrimination, retaliation, whistleblowing, defamation, misrepresentation, fraud, tortious interference, wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress; and any and all claims you may have against any of the Released Parties.

Dean Tozer

April 15, 2016

8.          Cooperation. You agree that you will reasonably cooperate with Nuo Therapeutics and its officers and employees to provide transition support in connection with any matter on which your cooperation may reasonably be requested or of which you had knowledge. You agree that, in the event that you are subpoenaed by any person or entity (including but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with Nuo Therapeutics, you will give prompt notice of such request (unless prohibited by law) to the Chief Financial Officer of Nuo Therapeutics and will make no disclosure until Nuo Therapeutics has had a reasonable opportunity to contest the right of the requesting party or entity to such disclosure. You further agree that, in the event that you are contacted by any person or entity regarding information concerning Nuo Therapeutics or one of its affiliates, you will give prompt notice of such request to the Chief Financial Officer of Nuo Therapeutics, and will make no disclosure until Nuo Therapeutics has had a reasonable opportunity to respond to your notification.

9.          Restrictive Covenants. You agree that, beginning on the date hereof, and continuing only during Nuo Therapeutics’ Bankruptcy Case and only with regards to Nuo Therapeutics’ existing business but ending no later than June 30, 2016, you will not directly or indirectly: (a) organize, own, manage, operate, join, control, finance, or participate in any business, enterprise or entity engaged anywhere in the world in competition with Nuo Therapeutics with respect to any business or activity that is substantially related to the development, marketing, distribution, sale, or concerned with autologous point of care platelet separation technology; (b) hire any person employed by or engaged to provide services relating to the business of Nuo Therapeutics, or employed or so engaged by Nuo Therapeutics within one (1) year prior to the Separation Date, or solicit, induce or attempt to induce any such person to leave the employment of Nuo Therapeutics; or (c) solicit or attempt to solicit any business from any of Nuo Therapeutics' customers, customer prospects, or vendors with whom you had contact with during your employment. Additionally, you acknowledge and agree that any writing, invention, design, system, process, development or discovery, conceived, developed, created or made by you, alone or with others, within one (1) year following the Separation Date is the sole and exclusive property of Nuo Therapeutics if it (i) relates to Nuo Therapeutics’ autologous point of care platelet separation technology and/or (ii) is based upon or related to information or processes learned or performed during your employment, whether or not it can or may be patented, registered, or copyrighted. For the avoidance of doubt, all non-compete covenants will be fully and completely released upon the conclusion of Nuo Therapeutics’ Bankruptcy Case but no later than June 30, 2016.

10.         Return of Property. You hereby confirm and acknowledge that you have returned to the Company any and all equipment, security badges, keys, credit cards, passwords, files, confidential information, or other property of the Company and its subsidiaries over which you ever had possession, custody, or control in connection with your employment. You also affirm that you are in possession of all of your property that you had at the Company’s premises and that the Company is not in possession of any of your property.

Dean Tozer

April 15, 2016

11.         Confidentiality of this Agreement. You agree that the terms and conditions of this Agreement are confidential and that you shall not disclose the existence of this Agreement or any of its terms to any third parties, other than to your spouse, attorney, financial advisor/accountant, or as required by law or as may be necessary to enforce this Agreement. You further agree that you will not directly or indirectly disclose to anyone outside Nuo Therapeutics, except as may be required by law, or, with Nuo Therapeutics’ prior written consent, any confidential or proprietary information concerning Nuo Therapeutics, including but not limited to confidential or proprietary information, processes, or practices.

12.         Choice of Law and Consent to Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland without regard to its conflict of laws, provisions or principles. You irrevocably consent to the exclusive personal jurisdiction of the appropriate state or federal court for Montgomery County, Maryland and waive any objection you may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens.

13.         Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings regarding your employment with the Company and may not be modified or amended without the prior written consent of both parties hereto. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you, except for those set forth in this Agreement.

14.         Meaning of Signing This Agreement. By signing this Agreement, you expressly acknowledge and agree that:

(a)          You have carefully read this Agreement and fully understand what it means;

(b)          You have been advised in writing to discuss this Agreement with an attorney before signing it;

(c)          You have been given at least forty-five (45) calendar days to consider this Agreement;

(d)          You have been given a list of the job titles and ages of all individuals eligible for this severance program and the job titles and ages of all individuals in the Company who are not eligible for this program (see Appendix A);

(e)          You have agreed to this Agreement knowingly and voluntarily; you were not subject to any undue influence or duress; and you are competent to execute this document;

(f)          You may revoke your acceptance of this Agreement within seven (7) days after you sign it by sending written Notice of Revocation by e-mail to Jeffery Baumel (jeffery.baumel@dentons.com); and

(g)          This Agreement and the terms thereof, if same has not been revoked pursuant to paragraph 14(f) above, become effective and enforceable upon (a) the approval of this Agreement by the Bankruptcy Court and (b) the occurrence of the Effective Date (as that term is defined in the Plan) of that certain First Amended Plan of Reorganization of the Debtor filed in the Bankruptcy Case, as same may be amended, modified, or supplemented from time to time (the “Plan”).

Dean Tozer

April 15, 2016

15.         Return of Signed Agreement. You may accept this Agreement by signing the Agreement and returning it by regular mail to Richard DeMaio, Nuo Therapeutics, Inc., 207A Perry Parkway, Suite 1, Gaithersburg, MD 20877 or by e-mail to Richard DeMaio (rdemaio@nuot.com). In the event you do not accept this Agreement as set forth above, this Agreement, including but not limited to the obligation of the Company to provide the allowed claim described in Paragraph 2 above, shall be deemed automatically null and void.

If you are agreeable to the foregoing, please indicate your acceptance of this Agreement by signing and dating below. If you have any questions, please call me at (832) 236-9060.

Nuo Therapeutics, Inc.

/s/ David Jorden
David Jorden
Acting CEO/CFO

Accepted and Agreed:

/s/ Dean Tozer	Dated: April 15, 2016
Dean Tozer